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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated February 22, 2010 on the financial statements of the RiverSource Government Money Market Fund, Inc. of the RiverSource Government Money Market Fund, Inc. series included in the Annual Report for the period ended December 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No.2-56805) of the RiverSource Government Money Market Fund, Inc.

                                                            /s/Ernst & Young LLP

Minneapolis, Minnesota
February 24, 2010